Exhibit 99.1

For more information, please contact:
Jennifer Jordan	Adolph Hunter
Investors and Shareholders	Media and Industry Analysts
Cadence Design Systems, Inc.	Cadence Design Systems, Inc.
408.944.7100	408.914.6016
investor_relations@cadence.com	publicrelations@cadence.com
CADENCE DESIGN SYSTEMS PRICES $500 MILLION SENIOR CONVERTIBLE NOTE OFFERING
     San Jose, Calif., December 14, 2006—Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced the pricing of its offering of $250 million principal amount of senior convertible notes due 2011 and $250 million principal amount of senior convertible notes due 2013, for an aggregate transaction size of $500 million. The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
     Interest will be payable on the 2011 notes semiannually at a rate of 1.375 percent per annum, and on the 2013 notes semiannually at a rate of 1.5 percent per annum. In certain circumstances, the notes will be convertible at the option of the holder into cash up to their principal amount and shares of Cadence’s common stock for a conversion value in excess of the principal amount, if any. The initial conversion rate for both the 2011 notes and the 2013 notes is 47.2813 shares of common stock per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $21.15 per share, representing a 17.5% conversion premium based on the closing price of Cadence’s common stock of $18.00 per share on December 13, 2006. The 2011 notes mature on December 15, 2011 and the 2013 notes mature on December 15, 2013.
     Cadence estimates that the net proceeds of this offering will be approximately $487 million, after deducting estimated fees and expenses. Cadence has entered into separate warrant transactions with affiliates of the initial purchasers of the notes, for which Cadence expects to receive $39 million. The warrants have an exercise price of $31.50 per share, which is 75% higher than the closing price of Cadence’s common stock on December 13, 2006.
     Cadence is using approximately $228 million of the net proceeds of this offering to repurchase approximately 45% of its zero coupon zero yield senior convertible notes due 2023 and approximately $120 million of the net proceeds to fund the cost of the convertible note hedge transactions described below. Cadence is also using approximately $100 million of the net proceeds from the sale of the 2011 and 2013 notes to purchase 5.575 million shares of its common stock concurrently with pricing of the notes and intends to use the remainder of the net proceeds to purchase additional shares of its common stock in the future. These repurchases have been and will be made pursuant to Cadence’s stock repurchase programs.
     Cadence has entered into convertible note hedge transactions in its common stock with affiliates of the initial purchasers of the 2011 and 2013 notes, in order to limit potential dilution from conversion of the notes.
     In connection with the convertible note hedge transactions and the separate warrant transactions, the initial purchasers (or affiliates thereof) that will be parties to those transactions have advised Cadence that they expect to enter into various derivative transactions with respect to Cadence common stock and/or purchase Cadence common stock in secondary market transactions concurrently with or shortly after the pricing of the notes, and may enter into or unwind various derivative transactions with respect to Cadence common stock and/or purchase or sell Cadence common stock in secondary market transactions following pricing of the notes.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
     The 2011 and 2013 notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
     The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed discussion of these and other cautionary statements, please refer to Cadence’s most recent filings with the Securities and Exchange Commission. Cadence is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.